Exhibit 10.4

HILLENBRAND, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

Name of Grantee: ______________________	No. of Shares: ______________________
Grant Date: December ___, 20__	Price per Share: $______________________

This Non-Qualified Stock Option Agreement (this “Agreement”) by and between HILLENBRAND, INC. (the “Company”) and the Grantee named above (referred to below as “you”) evidences the grant by the Company of a Non-Qualified Stock Option to you on the date stated above (the “Grant Date”) and your acceptance of such Option in accordance with the provisions of the Hillenbrand, Inc. Stock Incentive Plan, as amended from time-to-time (the “Plan”).
Your Option is subject to the terms and conditions set forth in the Plan (which is incorporated herein by reference), any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Agreement. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This grant becomes effective only if you affirmatively accept it and evidence your understanding of the terms and conditions of your Option, in accordance with applicable procedures established by the Company. Any terms used in this Agreement as capitalized defined terms that are not defined herein shall have the meanings set forth in the Plan. For purposes of this Agreement, “Employer” means the entity (i.e., the Company or the Subsidiary) that employs you.
Note: If this Option is granted to a Grantee who is employed outside of the United States of America, the terms and conditions of the Appendix A (and the applicable addenda attached to Appendix A) are hereby incorporated into and shall become part of the terms and conditions of this Agreement.
1.Option Grant. You have been granted an option (the “Option”) to purchase the number of shares of the Company’s common stock, without par value (“Common Stock”), set forth above. The Option is a “non-qualified stock option” and is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.    Option Price. The price at which you may purchase the shares of Common Stock covered by the Option is the price per share set forth above.
3.    Term of Option. Your Option expires in all events on the tenth anniversary of the Grant Date (the “Latest Expiration Date”). Your Option, however, may expire prior to such Latest Expiration Date (in the event of the termination of your employment by the Company or one of its Subsidiaries) as provided in paragraph 7 of this Agreement. Notwithstanding anything else to the contrary contained in this Agreement, in no event can your Option be exercised after the Latest

Expiration Date set forth in this paragraph 3 or after an earlier expiration date provided under paragraph 7.
4.    Vesting of Option.
(a)    Unless it becomes exercisable on an earlier date as provided in paragraphs 4(b) or 7 below and subject to those paragraphs, your Option will become exercisable with respect to the first 33-1/3 percent of the shares of Common Stock covered by the Option on the first anniversary of the Grant Date and your Option will become exercisable with respect to the second and third 33-1/3 percent of the shares covered by Option on the second and third anniversaries of the Grant Date, respectively, provided that you are and have been continuously employed since the Grant Date as an employee of the Company or one of its Subsidiaries on each such date.
(b)    Except as otherwise required under the terms and conditions of any applicable change in control agreement between you and the Company or a Subsidiary, in the event of a Change in Control of the Company (as such term is defined in the Plan), if you are employed by the Company or one of its Subsidiaries at the time such Change in Control occurs, and if you have been continuously employed by the Company or one of its Subsidiaries since the Grant Date, then your Option will become immediately exercisable as to all shares of Common Stock at the time such event occurs.
5.    Manner of Exercise. To the extent your Option has become exercisable with respect to certain shares, you may, subject to limitations under applicable law, exercise the Option to purchase all or any part of such shares at any time on or before the date the Option expires, but in no case may fewer than 100 shares be purchased at any one time except to purchase a residue of fewer than 100 shares. You may exercise your Option by giving written notice to the Company on a form acceptable to the Company specifying the number of shares of Common Stock desired to be purchased under this Agreement, including by any means specified by the Company’s Plan administrator. The notice must be hand delivered, faxed, or mailed to the Company at its corporate headquarters (currently One Batesville Boulevard, Batesville, Indiana 47006-7756); Attention: General Counsel, or else delivered by the means specified by the Company’s Plan administrator. The notice must be accompanied by payment of the aggregate option price for such shares, which payment may be made in the following ways: in cash; by delivery of shares of Common Stock; by broker-assisted cashless exercise; or by a combination of the above, in each case subject to the terms and conditions set forth in paragraphs 6(a), 6(b), and 6(c) below. For purposes of determining whether your Option was timely exercised, your Option will be deemed to be exercised on the date your notice of exercise (with required accompaniments as described in paragraph 6) is received by the General Counsel of the Company at its corporate headquarters during regular business hours. No employee of the Company is permitted to advise you on whether you should purchase shares of Common Stock under the Plan. Investment in shares of Common Stock involves a degree of risk. Before deciding to purchase shares of Common Stock pursuant to the Option, you should carefully consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan and you should carefully review all of the materials related to the Option and the Plan. In addition, you should consult with your personal advisor for professional investment advice.

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6.    Satisfaction of Option Price.
(a)    Payment of Cash. Your Option may be exercised by payment of the option price in cash (including cash equivalents, such as check, bank draft, money order, or wire transfer to the order of the Company).
(b)    Payment in Common Stock. Your Option may be exercised by the delivery of unencumbered shares of Common Stock already owned by you for at least six months (either by actual delivery of the shares or by providing an affidavit affirming ownership of the shares in form and manner approved by the Committee). The shares will be valued at their fair market value on the date of exercise as provided in the Plan. The stock certificates for the shares you deliver in payment of the exercise price must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name or jointly in your and your spouse’s name may be delivered. Only whole shares may be delivered. Any portion of the exercise price in excess of the fair market value of a whole number of shares must be paid in cash. If a certificate delivered in exercise of your Option evidences more shares than are needed to pay the exercise price, an appropriate replacement certificate will be issued to you for the excess shares.
(c)    Broker-Assisted Cashless Exercise. You may exercise your Option by executing and delivering the documents necessary to irrevocably authorize a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire option price and any withholding tax obligation resulting from such exercise.
7.    Effects of Termination of Employment.
(a)    General. The provisions of this paragraph apply to your Option in the event of the termination of your employment with the Company or one of its Subsidiaries prior to the Latest Expiration Date. Authorized leaves of absence from the Company or a Subsidiary, or transfers of employment between or among the Company and/or any of its Subsidiaries, shall not constitute a termination of employment for purposes of this Agreement.
(b)    Prior to First Anniversary. If your employment with the Company or one of its Subsidiaries terminates for any reason or under any circumstances whatsoever prior to the first annual anniversary of the Grant Date, and if this Option has not previously become exercisable under paragraph 4(b) by reason of a Change in Control that occurred prior to the termination of your employment, then your Option will expire at the time of the termination of your employment and will not be, and will never become, exercisable as to any of the shares of Common Stock.
(c)    On or After First Anniversary. If your employment with the Company or one of its Subsidiaries terminates on or after the first annual anniversary of the Grant Date, the following provisions apply to your Option:

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(i)    Retirement. If your employment terminates for any reason or under any circumstances other than your death or your discharge by the Company or a Subsidiary for Cause (as defined below), and if at the time of such termination of employment you are at least fifty-five (55) years old and have completed not less than five (5) continuous years of employment with the Company or a Subsidiary ending on such date of termination, your termination of employment will be deemed to be a retirement for purposes of this Option (notwithstanding the fact that it might also fall within one of the other subparagraphs set out below), and upon such retirement this Option (A) will become fully vested and exercisable as to all shares of Common Stock upon such termination of employment, and (B) will expire on (and may be exercised at any time on or before but not after) the earlier of (1) the date that is the first (1st) annual anniversary of the date on which your employment terminated; or (2) the Latest Expiration Date (as defined in paragraph 3).
i.Disability or Death. If your employment terminates by reason of your Disability or your death, then upon such termination this (A) Option will become fully vested and exercisable as to all shares of Common Stock upon such termination of employment, and (B) will expire on (and may be exercised at any time on or before but not after) the earlier to occur of (1) the date that is the first (1st) annual anniversary of the date on which your employment terminated; or (2) the Latest Expiration Date (as defined in paragraph 3).
ii.Termination Without Cause or With Good Reason. If your employment is terminated by the Company or a Subsidiary without Cause for terminating your employment, or if you voluntarily terminate your employment with the Company or a Subsidiary but have Good Reason (as defined below) for doing so (this provision relating to a termination of employment by you for “Good Reason” will not be applicable to you if you do not have a written employment agreement defining the term Good Reason, and your Option will not be subject to the provisions of this clause (iii) in such event), then in either of such events this Option (A) will be vested and exercisable only as to that number of shares as to which it has become exercisable on or prior to the date your employment is terminated (and will not become further exercisable thereafter), and (B) will expire on (and may be exercised at any time on or before but not after) the earlier to occur of (1) the date that is the first (1st) annual anniversary of the date on which your employment terminated; or (2) the Latest Expiration Date (as defined in paragraph 3).
iii.Termination Under Other Circumstances. If your employment is terminated under any circumstances not falling within one of the above clauses (i)-(iii) of this subparagraph (c), then upon your termination of employment this Option (A) will be exercisable only as to that number of shares as to which it has become vested and exercisable on or prior to the date your employment is terminated (and will not become further exercisable thereafter), and (B) will expire on (and may be exercised at any time on or before but not after) the earlier to occur of (1) the date

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that is ninety (90) days after the date on which your employment terminated; or (2) the Latest Expiration Date (as defined in paragraph 3).
(d)    Adjustments by the Committee. The Committee may, in its discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of paragraph 7(a), but not beyond the expiration date of your Option as set forth in paragraph 3 above.
(e)    Committee Determinations. For purposes of this Agreement and the Plan, the Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive, and binding upon you.
8.    Restrictions on Option Exercise.
(a)    Even though your Option is otherwise exercisable, your right to exercise the Option will be suspended if the Committee determines that your exercise of the Option would violate applicable laws or regulations. The suspension will last until the exercise would be lawful. Any such suspension will not extend the term of your Option. The Company has no obligation to register the Common Stock covered by your Option under federal or state securities laws or to compensate you for any loss caused by the implementation of this paragraph 8.
(b)    Even though your Option is otherwise exercisable, the Committee may refuse to permit such exercise if it determines, in its discretion, that any of the following circumstances is present:
(i)    the shares to be acquired upon such exercise are required to be registered or qualified under any federal or state securities law, or to be listed on any securities exchange or quotation system, and such registration, qualification, or listing has not occurred;
(ii)    the consent or approval of any government regulatory body is required or desirable and has not been obtained;
(iii)    an agreement by you with respect to the disposition of shares to be acquired upon exercise of your Option is determined by the Committee to be necessary or desirable in order to comply with any legal requirements and you have not executed such agreement; or
(iv)    the issuance, sale, or delivery of any shares of Common Stock is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction.

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9.    Income Tax Withholding. In connection with the exercise of your Option, you will be required to pay, or make other arrangements satisfactory to the Committee, to satisfy any applicable tax withholding liability. You may elect to have the tax withholding obligation satisfied by having the Company retain shares of Common Stock, otherwise deliverable to you upon exercise of your Option, having a value equal to the amount of your withholding obligation. If you fail to satisfy your tax withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.
Any election to have shares withheld must be made (in the manner acceptable to the Company) on or before the date you exercise your Option.
The amount of withholding tax paid by you to the Company will be paid to the appropriate federal, state, and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of exercise of the Option will be reported to the appropriate taxing authorities in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.
10.    Non-transferability of Option. The Option granted to you by this Agreement may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in paragraphs 3 and 7) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by the laws of descent and distribution.
11.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Cause” means:
(i)    if you are a party to a written employment agreement with the Company or a Subsidiary that defines “cause” or a comparable term, the definition in that employment agreement, and
(ii)    if not, the Company’s good faith determination that you have:
(1)    failed or refused to comply fully and timely with any reasonable instruction or order of the Company or applicable Subsidiary, provided that such noncompliance is not based primarily on your compliance with applicable legal or ethical standards;
(2)    acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude, or is otherwise illegal and involves conduct that has the potential to cause

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the Company or a Subsidiary or any of their respective officers or directors embarrassment or ridicule;
(3)    violated any applicable Company or Subsidiary policy or procedure, including the Company’s Code of Ethical Business Conduct; or
(4)    engaged in any act that is contrary to the best interests of or would expose the Company, a Subsidiary, their related businesses, or any of their respective officers or directors to probable civil or criminal liability, excluding your actions in accordance with applicable legal and ethical standards.
(b)    “Disability” means:
(i)    if you, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary that defines “disability” or a comparable term, the definition in such employment agreement, and
(ii)    if not, the Company’s good faith determination that you are eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act or, as it relates to Employees residing outside the United States, applicable local law.
(c)    “Good Reason” means, if you, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary, the definition given to that term or a comparable term in that agreement, if any.
12.    Adjustment in Certain Events. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets, or other change in corporate structure occurring after the effective date of this award, the Board shall adjust the number and kind of shares of Common Stock covered by your Option, and the exercise price, to reflect the change and such adjustment shall be conclusive and binding upon you and the Company.
13.    Forfeiture; Potential Repayment Obligation.
(a)    Your Option and any Common Stock acquired under the Plan and any gain from the sale of any of the foregoing are required to be forfeited by you, including after exercise or vesting, if you material breach any restrictive covenant contained in any employment, severance, or other agreement with the Company or the Employer or in any applicable Company or Employer policy, and the Company may direct the Stock Plan Provider (as defined below) to deliver to the Company such Option, Common Stock, or gain from the sale of any of the foregoing, to the extent held in an account with such Stock Plan Provider.

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(b)    This paragraph 13(b) is applicable only if you hold the office of Vice President, or a higher office, with the Company or one of its significant Subsidiaries as of the effective date of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, your Option and any shares of Common Stock purchased in connection therewith, and/or any amount received with respect to any sale of any such shares, shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of the Company’s clawback policy, as it may be amended from time to time (the “Policy”). You agree and consent to the Company’s application, implementation, and enforcement of (a) the Policy or any similar policy established by the Company or its Subsidiaries that may apply to you, and (b) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, and expressly agree that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to you) or applicable law without further consent or action being required by you. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, the terms of such policy shall prevail.
14.    No Guarantee of Employment. The grant of the Option shall not confer upon you any right to continue in the employ of your Employer nor limit in any way the right of your Employer to terminate your employment at any time. You shall have no rights as a shareholder of the Company with respect to any shares of Common Stock issuable upon the exercise of the Option until the date of issuance of such shares of Common Stock.
15.    Other Plans. You acknowledge that any income derived from your Option (or the sale of Common Stock underlying your Option) will not affect your participation in, or benefits under, any other benefit plan maintained by the Company.
16.    Administration. The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Options granted under the Plan. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.
17.    Amendment. The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.
18.    Code Section 409A Compliance. The Option is intended to be exempt from the requirements of Code Section 409A. The Plan and the Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion, and without your consent, amend this Agreement to cause compliance with Code Section 409A or exemption from Code Section 409A.
19.    Discretionary Nature of Grant; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of stock options or benefits in lieu

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of stock options in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, the vesting provisions and the exercise price. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer. Neither the Company nor the Employer shall be liable for any change in value of the Option, the amount realized upon exercise of the Option or the amount realized upon a subsequent sale of any shares of Common Stock acquired upon exercise of the Option resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.
20.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents be electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.    Notices. All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Batesville, Indiana, and if to you or your successor, to the address you last furnished to the Company. The Company may, however, authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail.
22.    Data Privacy. The Company is located at One Batesville Boulevard, Batesville, Indiana 47006, United States of America, and grants Options under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Option under the Plan and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Option, you expressly and explicitly consent to the personal data activities as described herein.
(a)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about you, specifically, your name, home address, email address and telephone number, date of birth, date of hire, social security or insurance number, passport number or other identification numbers, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of your Data is your consent. Your Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company’s legal basis for such disclosure of your Data is to comply with applicable laws, rules and regulations.
(b)Stock Plan Provider. The Company and the Employer transfer your Data to Fidelity Stock Plan Services LLC, a broker firm/third party service provider based in the

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United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Provider”). In the future, the Company may select a different Stock Plan Provider and share your Data with another company that serves in a similar manner. The Stock Plan Provider will open an account for you to receive and trade shares of Common Stock acquired under the Plan. You will be asked to agree to separate terms and data processing practices with the Stock Plan Provider, which is a condition of your ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Provider are based in the United States of America. You should note that your country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of your Data to the United States of America is your consent.
(d)Voluntariness and Consequences of Consent, Denial or Withdrawal. Your participation in the Plan and your grant of consent hereunder is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to participate in the Plan. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with participation in the Plan.
(e)Data Retention. You understand that your Data will be held only as long as is necessary to implement, administer and manage your Option and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains your Data longer, it would be to satisfy the Company’s legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable laws, rules and regulations.
(f)Data Subject Rights. You understand that you may have the right under applicable law to (i) access or copy your Data that the Company possesses, (ii) rectify incorrect Data concerning you, (iii) delete your Data, (iv) restrict processing of your Data, and (v) lodge complaints with the competent supervisory authorities in your country of residence. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact your Employer’s human resources representative.
23.    Additional Requirements. The Company reserves the right to impose other requirements on the Option, any shares of Common Stock acquired pursuant to the Option, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

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IN WITNESS WHEREOF the Company and you have executed this Agreement effective as of the Grant Date.

ACCEPTED BY GRANTEE:    HILLENBRAND, INC.

By:         By:

Printed:         Title:

Printed:

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APPENDIX A
HILLENBRAND, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
Additional Provisions Applicable Outside of the United States of America
To the extent that you are employed outside of the United States of America, the following provisions are considered part of, and modify, as applicable, the terms and conditions of the Agreement:
1.    The following subparagraph (d) is added to the end of paragraph 6, Satisfaction of Option Price, to be and read as follows:
(d)    Limitations on Method of Exercise. Notwithstanding anything to the contrary in this Agreement, if you reside in a country where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the exercise price, or require the Company, the Employer and/or you to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, the Company may restrict the method of exercise to a form of cashless exercise or such other form(s) of exercise (as it determines in its sole discretion).
2.    The following subparagraphs (f) and (g) are added to the end of paragraph 7, Effects of Termination of Employment, to be and read as follows:
(f)    Effective Date of Termination of Employment. If you are resident or employed outside of the United States of America, your termination date shall mean the earliest of (i) the date on which notice of termination is provided to you, (ii) the last day of your active service with the Company or one of its Subsidiaries, or (iii) the last day on which you are an “employee” of the Company or one of its Subsidiaries, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.
(g)    Age Discrimination Rules. If you are resident or employed in a country that is a member of the European Union, the grant of the Option and this Agreement is intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

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3.    Paragraph 9, Tax Withholding, is deleted in its entirety and replaced with the following paragraph 9, Tax and Social Insurance Contributions Withholding, to be and read as follows:
9.    Tax and Social Insurance Contributions Withholding.
(a)    Regardless of any action the Company and/or your Employer take with respect to any or all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account, or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you are and remains your responsibility and that the Company and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any shares of Common Stock acquired pursuant to the Option and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.
(b)    Prior to the delivery of shares of Common Stock upon exercise of your Option, if your country of residence (and/or your country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole shares of Common Stock otherwise issuable upon exercise of the Option that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Common Stock. In cases where the Fair Market Value of the number of whole shares of Common Stock withheld is greater than the minimum Tax-Related Items required to be withheld, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, your Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from your regular salary and/or wages, or other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock by the Company or through your regular salary and/or wages or any other amounts payable to you by your Employer, no shares of Common Stock will be issued to you (or your estate) upon exercise of the Option unless and until satisfactory arrangements (as determined by the Board of Directors) have been made by you with respect to the payment of any Tax-Related Items which the Company and your Employer determines, in its sole discretion, must be withheld or collected with respect to such Option. By accepting the Option, you expressly consent to the withholding of shares of Common Stock and/or cash as provided for hereunder. All other Tax-Related Items related to the Option and any shares of Common Stock delivered in payment thereof are your sole responsibility.

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4.    Paragraph 22, Data Privacy, is deleted in its entirety and replaced with the following paragraph 22, Tax and Social Insurance Contributions Withholding, to be and read as follows:
22.    Data Privacy. The Company is located at One Batesville Boulevard, Batesville, Indiana 47006, United States of America, and grants Options under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Options under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Option, you expressly and explicitly consent to the personal data activities as described herein.
(a)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about you, specifically, your name, home address, email address and telephone number, date of birth, date of hire, social security or insurance number, passport number or other identification numbers, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested, or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan. The Company’s legal basis for the collection, processing and use of your Data is your consent. Your Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company’s legal basis for such disclosure of your Data is to comply with applicable laws, rules and regulations.
(b)Stock Plan Administration Service Providers. The Company and the Employer transfer your Data to Fidelity Stock Plan Services LLC, a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Provider”). In the future, the Company may select a different Stock Plan Provider and share your Data with another company that serves in a similar manner. The Stock Plan Provider will open an account for you to receive and trade shares of Common Stock acquired under the Plan. You will be asked to agree to separate terms and data processing practices with the Stock Plan Provider, which is a condition of your ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Provider are based in the United States of America. You should note that your country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of your Data to the United States of America is your consent.
(d)Voluntariness and Consequences of Consent, Denial or Withdrawal. Your participation in the Plan and your grant of consent hereunder is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if

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you later withdraw your consent, you may be unable to participate in the Plan. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with participation in the Plan.
(e)Data Retention. You understand that your Data will be held only as long as is necessary to implement, administer and manage your Option and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains your Data longer, it would be to satisfy the Company’s legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable laws, rules and regulations.
(f)Data Subject Rights. You understand that you may have the right under applicable law to (i) access or copy your Data that the Company possesses, (ii) rectify incorrect Data concerning you, (iii) delete your Data, (iv) restrict processing of your Data, (vi) lodge complaints with the competent supervisory authorities in your country of residence. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact your Employer’s human resources representative.
5.    The following paragraphs 24 through 27 are added to the end of the Agreement, to be and read as follows:
24.    Termination Indemnities. Your participation in the Plan is voluntary. The value of the Option and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the Plan, including the grant of the Option, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
25.    No Public Offering of Securities. The grant of the Option is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus, or other filings with the local securities authorities (unless otherwise required under local law).
26.    English Language. If you are resident outside of the United States, you acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices, and legal proceedings entered into, given, or instituted pursuant to the Option, be drawn up in English. If you have received this Agreement, the Plan, or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
27.    Addendum. Notwithstanding any provisions of this Agreement to the contrary, the Option shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as are set forth in the applicable

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Addendum to this Agreement. Further, if you transfer your residence and/or employment to another country reflected in an Addendum to this Agreement at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the award and the Plan (or the Company may establish such alternative terms and conditions that may be necessary or advisable in light of your transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

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HILLENBRAND, INC.
ADDENDUM TO
NON-QUALIFIED STOCK OPTION AGREEMENT
In addition to the terms of the Plan, the Agreement, and Appendix A, the Option is subject to the following additional terms and conditions. All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan, the Agreement. and Appendix A. Pursuant to paragraph 26 of the Agreement (as reflected in Appendix A), if you transfer residence and/or employment to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules, and regulations, or to facilitate the operation and administration of the award and the Plan (or the Company may establish such alternative terms and conditions that may be necessary or advisable in light of your transfer).

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”)

1.    Data Privacy. If you reside and/or is employed in the EU/EEA, the following provisions replace paragraph 23 of the Agreement (as reflected in Appendix A):

Data Privacy. The Company is located at One Batesville Boulevard, Batesville, Indiana 47006, United States of America, and grants Options under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Option under the Plan and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices, which you should carefully review.
(a)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about you, specifically, your name, home address, email address and telephone number, date of birth, date of hire, social security or insurance number, passport number or other identification numbers, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of your Data is your consent. Your Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company’s legal basis for such disclosure of your Data is to comply with applicable laws, rules and regulations.

(b)Stock Plan Provider. The Company and the Employer transfer your Data to Fidelity Stock Plan Services LLC, a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation,

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administration and management of awards granted under the Plan (the “Stock Plan Provider”). In the future, the Company may select a different Stock Plan Provider and share your Data with another company that serves in a similar manner. The Stock Plan Provider will open an account for you to receive and trade shares of Common Stock acquired under the Plan. You will be asked to agree to separate terms and data processing practices with the Stock Plan Provider, which is a condition of your ability to participate in the Plan.

(c)International Data Transfers. The Company and the Stock Plan Provider are based in the United States of America. You should note that your country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of your Data to the United States of America is to satisfy its contractual obligations under the terms and conditions of this Agreement.

(d)Data Retention. You understand that your Data will be held only as long as is necessary to implement, administer and manage your Option and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains your Data longer, it would be to satisfy the Company’s legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable laws, rules and regulations.

(e)Data Subject Rights. You understand that you may have the right under applicable law to (i) access or copy your Data that the Company possesses, (ii) rectify incorrect Data concerning you, (iii) delete your Data, (iv) restrict processing of your Data, (vi) lodge complaints with the competent supervisory authorities in your country of residence. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact your Employer’s human resources representative.

Canada

1.No Exercise by Using Previously Owned Shares. Notwithstanding anything in the Plan or the Agreement to the contrary, if you are a resident in Canada, you shall not be permitted to use previously-owned shares of Common Stock to pay the option price of the Option.

2.Data Privacy. The following provision shall supplement paragraph 23 of the Agreement:

You authorize the Company and the Company’s representative to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of your Option granted under the Plan. You further authorize the Company, the Employer, any broker or any stock plan service provider as may be selected by the Company from time to time to assist with the Plan, to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and the Employer to record such information related to your participation in the Plan and to keep such information in your employment file.

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3.    English Language. If you are a resident of Québec, you acknowledge and agree that it is your express intent that the Agreement, the Plan, and all other documents, notices, and legal proceedings entered into, given, or instituted pursuant to the Option, be drawn up in English. If you have received the Agreement, the Plan, or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue Anglaise. Si le bénéficiaire est un résident du Québec, il reconnaît et accepte que le bénéficiaire a expressément l’intention que le présent contrat, le régime et tous les autres documents, avis et procédures judiciaires engagés, donnés ou institués en vertu de l’option, être rédigé en anglais. Si le bénéficiaire a reçu la présente convention, le plan ou tout autre document lié à l’option traduit dans une langue autre que l’anglais, et si le sens de la version traduite est différent de celui de la version anglaise, la version anglaise contrôlera.

China

1.    Award Conditioned on Satisfaction of Regulatory Obligations. If you are a national of the People’s Republic of China (“PRC”), the grant of the Option is conditioned upon the Company securing all necessary approvals from the PRC State Administration of Foreign Exchange to permit the operation of the Plan and the participation of PRC nationals employed by the Employer, as determined by the Company in its sole discretion.

2.    Mandatory Full Cashless Exercise. Notwithstanding anything in the Agreement to the contrary, the Option may be exercised only by using the Broker-Assisted Cashless Exercise method as provided in Paragraph 6(c) of the Agreement.

3.    Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required to repatriate immediately to China the proceeds from the sale of any shares of Common Stock acquired under the Plan. You further understand that such repatriation of sale proceeds must be effected through a special bank account established by the Company with a financial institution in China and you hereby consent and agree that proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account. Sale proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the sale proceeds are paid to you in U.S. dollars, you understand that you must establish and maintain a U.S. dollar bank account in China so that the proceeds may be deposited into such account. If the sale proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the sale proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

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4.    Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this section or otherwise from the Company’s operation and enforcement of the terms of the Plan, the Agreement and this Addendum, and the Option in accordance with Chinese law including, without limitation, any applicable rules, regulations, requirements and approvals issued by the State Administration of Foreign Exchange.

Denmark

1.    Treatment of Options Upon Termination of Employment. Notwithstanding any provision in the Agreement or the Plan to the contrary, the treatment of the Option upon your termination of employment shall be governed by the Danish Act on the Usage of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), as in effect at the time of your termination of employment (as determined by the Company, in its sole discretion, in consultation with legal counsel). You acknowledge having received an “Employer Statement” in Danish, which is being provided in conjunction with the Option to comply with the Stock Option Act.

France

1.    English Language. If you are a resident of France, you acknowledge and agree that it is your express intent that the Agreement, the Plan, and all other documents, notices, and legal proceedings entered into, given, or instituted pursuant to the Option, be drawn up in English. If you have received the Agreement, the Plan, or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue Anglaise. Si le bénéficiaire est un résident de la France, le bénéficiaire reconnaît et accepte que le bénéficiaire a expressément l’intention être rédigé en anglais. Si le bénéficiaire a reçu la présente convention, le plan ou tout autre document lié à l’option traduit dans une langue autre que l’anglais, et si le sens de la version traduite est différent de celui de la version anglaise, la version anglaise prévaudra contrôlera.

Italy

1.    Mandatory Full Cashless Exercise. Notwithstanding anything in the Agreement to the contrary, if you are a resident of Italy, the Option may be exercised only by using the Broker-Assisted Cashless Exercise method as provided in Paragraph 6(c) of the Agreement.

Germany

No country-specific provisions.

Mexico

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1.    Commercial Relationship. You expressly recognize that your participation in the Plan and the Company’s grant of the Option does not create an employment relationship between you and the Company. The Company has granted you the Option as a consequence of the commercial relationship between the Company and the Company’s Subsidiary in Mexico that employs you (i.e., the Employer), and the Company’s Subsidiary in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from your participation in the Plan does not establish any rights between you and the Employer, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Employer.

Singapore

1.    Qualifying Person Exemption. The grant of the Option under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that, as a result, the Option are subject to section 257 of the SFA and you will be unable to make: (a) any subsequent sale of the shares of Common Stock underlying the Option in Singapore; or (b) any offer of such subsequent sale of the shares of Common Stock subject to the Option in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Sweden

1.    Exercise by Cash Payment Only. Notwithstanding anything in the Agreement to the contrary, if you are a local national of Sweden, you may not exercise the Option by tendering existing shares of Common Stock owned by you to pay the option price and instead, you may exercise the Option only by means of a cash payment or such other methods as may be permitted under the Plan and allowed under local law.

2.    Withholding of Tax-Related Items from Cash Payments. The following provision shall supplement paragraph 9 of the Agreement (as reflected in Appendix A):

Notwithstanding anything in paragraph 9 of the Agreement to the contrary, if you are a local national of Sweden, any Tax-Related Items shall be withheld only in cash from your regular salary/wages or other amounts payable to you in cash, or such other withholding methods as may be permitted under the Plan and allowed under local law.

Switzerland

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1.    Securities Law Notice. The grant of the Option is not intended to be a public offer in or from Switzerland. Because the offer of the Option is considered a private offering, it is not subject to registration in Switzerland. Neither the Agreement, this Addendum nor any other materials relating to the Option (a) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed nor otherwise made available in Switzerland, or (c) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).

United Kingdom

1.No Exercise by Using Previously Owned Shares. Notwithstanding anything in the Plan or the Agreement to the contrary, if you are a resident in the United Kingdom, you shall not be permitted to use previously-owned shares of Common Stock to pay the option price of the Option.

2.    Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement paragraph 9 of the Agreement (as reflected in Appendix A):

Without limitation to paragraph 9 of the Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby consent to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You hereby agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by any of the means referred to in paragraph 9 of the Agreement.

3.    Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment with the Employer for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to exercise the Option as a result of such termination, or from the loss or diminution in value of the Option. Upon the grant of the Option, you shall be deemed irrevocably to have waived any such entitlement.

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